Exhibit 4.1

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”) dated as of [●], 2021 is between Alussa Energy Acquisition Corp., a Cayman Islands exempted company (the “Company” or “Alussa”), FREYR Battery, a public limited liability company (société anonyme) incorporated under the laws of Luxembourg (“Pubco”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

WHEREAS, on November 25, 2019, Alussa Energy Sponsor LLC, a Delaware limited liability company (the “Sponsor”), purchased 8,750,000 warrants, bearing the legend set forth in Exhibit B hereto (together with the Working Capital Warrants (as defined below), the “Alussa Private Warrants”), pursuant to a Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”); and

WHEREAS, in order to finance the Company’s transaction costs in connection with the Initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain of the Company’s executive officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants”); and

WHEREAS, the Company completed an initial public offering (the “Public Offering”) of units, each unit comprised of one Alussa Class A Ordinary Share (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 8,750,000 warrants (the “Alussa Public Warrants” and, together with the Alussa Private Warrants, the “Alussa Warrants”) to the public investors, each such whole Warrant evidencing the right of the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share, for $11.50 per whole share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, No. 333-234440 (the “Registration Statement”) containing a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (“Act”), of, among other securities, the Alussa Public Warrants, which Registration Statement has been declared effective; and

WHEREAS, the Company and Pubco desire the Warrant Agent to act on behalf of Pubco, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants (as defined below); and

WHEREAS, Alussa and the Warrant Agent previously entered into a Warrant Agreement on November 25, 2019 (the “Initial Warrant Agreement”), providing for the form and provisions of the Warrants, the terms upon which they were issued and to be exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Alussa Warrants; and

WHEREAS, Pubco has entered into the Business Combination Agreement, dated as of January 29, 2021 (the “Business Combination Agreement”), by and among Alussa, Pubco, the Sponsor, FREYR AS, a company organized under the laws of Norway (“FREYR”), Norway Sub 1 AS, a private limited liability company organized under the laws of Norway and a wholly-owned subsidiary of Alussa (“Norway Merger Sub 1”), Norway Sub 2 AS, a private limited liability company organized under the laws of Norway and a wholly-owned subsidiary of Alussa (“Norway Merger Sub 2”), Adama Charlie Sub, a Cayman Islands exempted company (“Cayman Merger Sub”), certain shareholders of FREYR named in the Business Combination Agreement (the “Major Shareholders”), and ATS AS, in the capacity as the representative for the Major Shareholders in accordance with the terms and conditions of the Business Combination Agreement; and

WHEREAS, pursuant to the terms of the Business Combination Agreement, (a) FREYR will transfer its wind farm business to Sjonfjellet Vindpark Holding AS (“SVPH”), a private limited company to be incorporated by way of a Norwegian demerger, resulting in such business becoming held by FREYR’s shareholders through SVPH (the “Norway Demerger”), (b) Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity (the “Cayman Merger”), (c) Alussa will distribute all of its interests in Norway Merger Sub 1 to Pubco, (d) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity and (e) Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity (collectively, the “Business Combination”); and

WHEREAS, it is acknowledged and agreed that the consummation of the transactions described above (other than the Norway Demerger and Cayman Merger) (the “Second Closing”) will constitute the “Initial Business Combination”; and

WHEREAS, pursuant to the Business Combination Agreement and as a result of the Business Combination, Alussa will become a wholly owned subsidiary of FREYR Battery; and

WHEREAS, pursuant to the Business Combination Agreement, immediately prior to the effective time of the Cayman Merger (the “Cayman Effective Time”), (i) each Alussa Public Warrant will be exchanged for one warrant entitling the holder thereof to purchase one ordinary share, par value $0.01 per share, of Pubco (the “Pubco Ordinary Share(s)”), at a purchase price of $11.50 per share (the “Public Warrants”), and (ii) each Alussa Private Warrant will be exchanged for one warrant, entitling the holder thereof to purchase one Pubco Ordinary Share, at a purchase price of $11.50 per share (the “Private Warrant” and together with the Public Warrant, the “Warrants”); and

WHEREAS, the Company and the Warrant Agent now desire to amend and restate the Initial Warrant Agreement in its entirety solely to provide that the Warrants are subject to this Agreement, in accordance with the Initial Warrant Agreement; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of Pubco and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of Pubco, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent. Pubco hereby appoints the Warrant Agent to act as agent for the Pubco for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1	Form of Warrant. Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, Secretary or other principal officer of Pubco. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2	Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3	Registration.

2.3.1	Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by Pubco. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, Pubco may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and Pubco shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as provided above.

2.3.2	Registered Holder. Prior to due presentment for registration of transfer of any Warrant, Pubco and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than Pubco or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither Pubco nor the Warrant Agent shall be affected by any notice to the contrary.

2.4	No Fractional Warrants. Pubco shall not issue fractional Warrants. If, upon the detachment of Alussa Public Warrants from Units or otherwise, a holder of Alussa Warrants would be entitled to receive a fractional Warrant, Pubco shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.5	Private Warrants. The Private Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below), as applicable, the Private Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by Pubco of the Initial Business Combination and (iii) shall not be redeemable by Pubco; provided, however, that in the case of (ii), the Private Warrants and any Pubco Ordinary Shares held by the Sponsor or any of its Permitted Transferees, as applicable, and issued upon exercise of the Private Warrants may be transferred by the holders thereof:

2.5.1	to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates, officers, directors and direct and indirect equityholders;

2.5.2	in the case of an individual, by gift to a member such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual, or to a charitable organization;

2.5.3	in the case of an individual, by virtue of the laws of descent and distribution upon death of such person;

2.5.4	in the case of an individual, pursuant to a qualified domestic relations order;

2.5.5	by private sales or transfers made in connection with the consummation of the Initial Business Combination at prices no greater than the price at which the Warrants were originally purchased;

2.5.6	in the event of Pubco’s liquidation prior to consummation of the Initial Business Combination; or

2.5.7	by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

provided, however, that, in the case of clauses 2.5.1 through 2.5.5 or 2.5.7, these transferees (the “Permitted Transferees”) must enter into a written agreement with Pubco agreeing to be bound by the transfer restrictions in this Agreement.

3.	Terms and Exercise of Warrants.

3.1	Warrant Price. Each Warrant, when countersigned by the Warrant Agent, shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from Pubco the number of Pubco Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised. Pubco in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that Pubco shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2	Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of the date that is thirty (30) days after the first date on which Pubco completes the Initial Business Combination, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which Pubco completes its Initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Business Combination fails to complete, or (z) other than with respect to the Private Warrants to the extent then held by the Sponsor or its Permitted Transferees, as applicable, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Warrant to the extent then held by the Sponsor or any officers or directors of Pubco, or any of its Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than a Private Warrant to the extent then held by the Sponsor or its Permitted Transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. Pubco in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that Pubco shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3	Exercise of Warrants.

3.3.1	Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) Pubco Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each full Pubco Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Pubco Ordinary Shares and the issuance of such Pubco Ordinary Shares, as follows:

(a)	in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire transfer; or

(b)	in the event of a redemption pursuant to Section 6 hereof in which Pubco’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Pubco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pubco Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 3.3.1(b), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the Pubco Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof; or

(c)	with respect to any Private Warrant, so long as such Private Warrant is held by the Sponsor or a Permitted Transferee, as applicable, by surrendering the Warrants for that number of Pubco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pubco Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 3.3.1(c), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Pubco Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d)	as provided in Section 7.4 hereof.

3.3.2	Issuance of Pubco Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), Pubco shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Pubco Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Pubco Ordinary Shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, Pubco shall not be obligated to issue any Pubco Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Pubco Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to Pubco’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and Pubco shall not be obligated to issue Pubco Ordinary Shares upon exercise of a Warrant unless the Pubco Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants, except pursuant to Section 7.4. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle the Warrant exercise. Pubco may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to subsection 3.3.1(b) and Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Pubco Ordinary Share, Pubco shall round down to the nearest whole number, the number of Pubco Ordinary Shares to be issued to such holder.

3.3.3	Valid Issuance. All Pubco Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the articles of association of Pubco shall be validly issued, fully paid and non-assessable.

3.3.4	Date of Issuance. Upon proper exercise of a Warrant, Pubco shall instruct the Warrant Agent, in writing, to make the necessary entries in the register of members of Pubco in respect of the Pubco Ordinary Shares and to issue a certificate if requested by the holder of such Warrant. Each person in whose name any book-entry position in the register of members of Pubco or certificate, as applicable, for Pubco Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such Pubco Ordinary Shares on the date on which the Warrant, or book-entry position in the register of members of Pubco representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members or share transfer books of Pubco or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Pubco Ordinary Shares at the close of business on the next succeeding date on which the register of members, share transfer books or book-entry system are open.

3.3.5	Maximum Percentage. A holder of a Warrant may notify Pubco in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the Pubco Ordinary Shares issued and outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Pubco Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Pubco Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Pubco Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of Pubco beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preference shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding Pubco Ordinary Shares, the holder may rely on the number of issued and outstanding Pubco Ordinary Shares as reflected in (1) Pubco’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by Pubco or (3) any other notice by Pubco or the Transfer Agent setting forth the number of Pubco Ordinary Shares issued and outstanding. For any reason at any time, upon the written request of the holder of the Warrant, Pubco shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Pubco Ordinary Shares then issued and outstanding. In any case, the number of issued and outstanding Pubco Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of Pubco by the holder and its affiliates since the date as of which such number of issued and outstanding Pubco Ordinary Shares was reported. By written notice to Pubco, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to Pubco.

4.	Adjustments.

4.1	Share Capitalizations

4.1.1	Split Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Pubco Ordinary Shares is increased by a capitalization of Pubco Ordinary Shares, or by a split of Pubco Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split or similar event, the number of Pubco Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Pubco Ordinary Shares. A rights offering to holders of the Pubco Ordinary Shares entitling holders to purchase Pubco Ordinary Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Pubco Ordinary Shares equal to the product of (i) the number of Pubco Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for the Pubco Ordinary Shares, in determining the price payable for Pubco Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Pubco Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Pubco Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2	Extraordinary Dividends. If the Company, at any time while the Alussa Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Alussa Class A Ordinary Shares on account of such Alussa Class A Ordinary Shares (or other shares of the Company into which the Alussa Warrants are convertible), other than (a) Ordinary Cash Dividends (as defined below), (b) to satisfy the redemption rights of the holders of the Alussa Class A Ordinary Shares in connection with the proposed Initial Business Combination, (c) as a result of the repurchase of Alussa Class A Ordinary Shares by the Company if the proposed Initial Business Combination is presented to the shareholders of the Company for approval to satisfy the redemption rights of the holders of the Alussa Class A Ordinary Shares in connection with a vote to amend the Company’s amended and restated memorandum and articles of association as provided therein to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the public shares if the Company does not complete the Business Combination within the period set forth in the Company’s amended and restated memorandum and articles of association, or (d) in connection with the redemption of public shares upon the failure of the Company to complete the Initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then Alussa’s Warrant Price (as defined in the Initial Warrant Agreement) shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by Alussa’s board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Alussa Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to Alussa’s Warrant Price (as defined in the Initial Warrant Agreement) or to the number of Ordinary Shares issuable on exercise of each Alussa Warrant) does not exceed $0.10 (being 1% of the offering price of the Units in the Public Offering).

4.2	Aggregation of Shares. If after the date of the Initial Business Combination, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Pubco Ordinary Shares is decreased by a consolidation, combination, reverse share split or redesignation of Pubco Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, redesignation or similar event, the number of Pubco Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Pubco Ordinary Shares.

4.3	Adjustments in Exercise Price.

4.3.1	Whenever the number of Pubco Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Pubco Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Pubco Ordinary Shares so purchasable immediately thereafter.

4.3.2	If the Company issues additional Alussa Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for Alussa Class A Ordinary Shares for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per Alussa Class A Ordinary Share, with such issue price or effective issue price to be determined in good faith by the Alussa board (and in the case of any such issuance to the initial shareholders (as defined in the Prospectus) or their affiliates, without taking into account any founder shares held by such shareholders or their affiliates, as applicable, prior to such issuance) (the “New Issuance Price”), Alussa’s Warrant Price (as defined in the Initial Warrant Agreement) shall be adjusted (to the nearest cent) to be equal to 115% of the New Issuance Price and the Redemption Price (as defined in the Initial Warrant Agreement) shall be adjusted to equal 180% of the New Issuance Price.

4.4	Replacement of Securities upon Reorganization, etc. In case of any redesignation or reorganization of the issued and outstanding Pubco Ordinary Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Pubco Ordinary Shares), or in the case of any merger or consolidation of Pubco with or into another entity or conversion of Pubco as another entity (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any redesignation or reorganization of the issued and outstanding Pubco Ordinary Shares), or in the case of any sale or conveyance to another entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is liquidated or dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Pubco Ordinary Shares of Pubco immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such redesignation, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Pubco Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Pubco Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Pubco Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Company’s amended and restated memorandum and articles of association or as a result of the repurchase of Alussa Class A Ordinary Shares by the Company if the proposed Initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the issued and outstanding Pubco Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Pubco Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Pubco Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by Pubco pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (but in no event less than zero) (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Pubco Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Pubco Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the amount of cash per Ordinary Share, if any, plus the volume weighted average price of the Pubco Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Pubco Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassification, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5	Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Pubco Ordinary Shares issuable upon exercise of a Warrant, Pubco shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Pubco Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, Pubco shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6	No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, Pubco shall not issue fractional Pubco Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, Pubco shall, upon such exercise, round down to the nearest whole number, the number of Pubco Ordinary Shares to be issued to such holder.

4.7	Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Pubco Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that Pubco may at any time in its sole discretion make any change in the form of Warrant that Pubco may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8	Other Events. In case any event shall occur affecting Pubco as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, Pubco shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with a Business Combination. Pubco shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.	Transfer and Exchange of Warrants.

5.1	Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to Pubco from time to time upon request.

5.2	Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book Entry Warrant Certificate or Definitive Warrant Certificate, each Book Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for Pubco stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4	Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5	Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and Pubco, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of Pubco for such purpose.

6.	Redemption.

6.1	Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of Pubco, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Pubco Ordinary Shares reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Pubco Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or Pubco has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1; provided, however, that if and when the Public Warrants become redeemable by Pubco, Pubco may not exercise such redemption right if the issuance of Pubco Ordinary Shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or Pubco is unable to effect such registration or qualification.

6.2	Date Fixed for, and Notice of, Redemption. In the event that Pubco elects to redeem all of the Warrants, Pubco shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by Pubco not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3	Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by Pubco pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that Pubco determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of Pubco Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4	Exclusion of Private Warrants. Pubco agrees that the redemption rights provided in this Section 6 shall not apply to the Private Warrants if at the time of the redemption such Private Warrants continue to be held by the Sponsor or any Permitted Transferees, as applicable. However, once such Private Warrants are transferred (other than to Permitted Transferees under Section 2.6), Pubco may redeem the Private Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Warrants to exercise the Private Warrants prior to redemption pursuant to Section 6.3. Private Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Warrants and shall become Public Warrants under this Agreement.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1	No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of Pubco, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of Pubco or any other matter.

7.2	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, Pubco and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of Pubco, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3	Reservation of Pubco Ordinary Shares. Pubco shall at all times reserve and keep available a number of its authorized but unissued Pubco Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4	Registration of Ordinary Shares; Cashless Exercise at Pubco’s Option.

7.4.1	Registration of Pubco Ordinary Shares. Pubco agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of the Initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Pubco Ordinary Shares issuable upon exercise of the Warrants. Pubco shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when Pubco shall fail to have maintained an effective registration statement covering the Pubco Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Pubco Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, Pubco shall, upon request, provide the Warrant Agent with an opinion of counsel for Pubco (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Pubco Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor statute)) of Pubco and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, Pubco shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2	Cashless Exercise at Pubco’s Option. If the Pubco Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), Pubco may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and (ii) in the event Pubco so elects, Pubco shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Pubco Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If Pubco does not elect at the time of exercise to require a holder of Public Warrants who exercises Public Warrants to exercise such Public Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the Pubco Ordinary Shares issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8.	Concerning the Warrant Agent and Other Matters.

8.1	Payment of Taxes. Pubco shall from time to time promptly pay all taxes and charges that may be imposed upon Pubco or the Warrant Agent in respect of the issuance or delivery of Pubco Ordinary Shares upon the exercise of the Warrants, but Pubco shall not be obligated to pay any transfer taxes in respect of the Warrants or such Pubco Ordinary Shares.

8.2	Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to Pubco. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, Pubco shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If Pubco shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by Pubco), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at Pubco’s cost. Any successor Warrant Agent, whether appointed by Pubco or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of Pubco, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent Pubco shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2	Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, Pubco shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Pubco Ordinary Shares not later than the effective date of any such appointment.

8.2.3	Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3	Fees and Expenses of Warrant Agent.

8.3.1	Remuneration. Pubco agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2	Further Assurances. Pubco agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4	Liability of Warrant Agent.

8.4.1	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by Pubco prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board of Pubco and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2	Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Pubco agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by Pubco of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Pubco Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Pubco Ordinary Shares shall, when issued, be valid and fully paid and non-assessable.

8.5	Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to Pubco with respect to Warrants exercised and concurrently account for, and pay to Pubco, all monies received by the Warrant Agent for the purchase of Pubco Ordinary Shares through the exercise of the Warrants.

8.6	Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of November 25, 2019, by and between Alussa and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.	Miscellaneous Provisions.

9.1	Successors. All the covenants and provisions of this Agreement by or for the benefit of Pubco or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2	Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on Pubco shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by Pubco with the Warrant Agent), as follows:

FREYR Battery
412F, route d’Esch, L-2086 Luxembourg

Grand Duchy of Luxembourg
Attn: Maurice Dijols, Sole Director

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by Pubco to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with Pubco), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Compliance Department

with a copy in each case to:

Wilson Sonsini Goodrich & Rosati P.C.

28 State Street, 37th floor

Boston, MA 02109
Attn: Mark C. Solakian, Esq., Mark B. Baudler, Esq., Steven V. Bernard, Esq., Jennifer Fang, Esq., Kenisha D. Nicholson, Esq.

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street

London, United Kingdom E14 5DS
Attn: Danny Tricot, Esq., Denis Klimentchenko, Esq.

9.3	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Pubco hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Pubco hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4	Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8	Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of a majority of the then outstanding Public Warrants. Any amendment solely to the Private Warrants shall require the vote or written consent of a majority of the holders of the then outstanding Private Warrants. Notwithstanding the foregoing, Pubco may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ALUSSA ENERGY ACQUISITION CORP.

By:
	Name:	Daniel Barcelo
	Title:	Director

FREYR BATTERY

By:
	Name:	Maurice Dijols
	Title:	Sole Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

FREYR BATTERY

Incorporated Under the Laws of Luxembourg

CUSIP

Warrant Certificate

This Warrant Certificate certifies that                     , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, $0.0001 par value per share (“Ordinary Shares”), of FREYR Battery, a public limited liability company (société anonyme) incorporated under the laws of Luxembourg (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $11.50 per whole share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

FREYR BATTERY

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of   [________], 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive              Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of FREYR Battery (the “Company”) in the amount of $             in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of                     , whose address is                      and that such Ordinary Shares be delivered to                      whose address is                     . If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of                     , whose address is                      and that such Warrant Certificate be delivered to                     , whose address is                     .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Private Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of                     , whose address is                      and that such Warrant Certificate be delivered to                     , whose address is                     .

[Signature Page Follows]

Date: , 20
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

EXHIBIT B

LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG ALUSSA ENERGY ACQUISITION CORP. (THE “COMPANY”), ALUSSA ENERGY SPONSOR LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”